Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the following Registration Statements:

1.	Registration Statement (Form S-8 No. 333-259513) pertaining to the 2019 Trinity Capital Inc. Long Term Incentive Plan and Trinity Capital Inc. 2019 Non-Employee Director Restricted Stock Plan of Trinity Capital Inc.;
2.	Registration Statement (Form N-2 No. 333-261782) of Trinity Capital Inc. and in the related Prospectus of our report dated March 3, 2022, with respect to the consolidated financial statements of Trinity Capital Inc. included in this Annual Report (Form 10-K) of Trinity Capital Inc. for the year ended December 31, 2021.

/s/ Ernst & Young LLP

Los Angeles, California

March 3, 2022